EXHIBIT NO. 99.1


FOR IMMEDIATE RELEASE


For more
information, contact:
                                               Kathy Jacoby, Public Relations
                                                   (303) 689-3155



                     GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY FINALIZES

                        ANTHEM HEALTH & LIFE ACQUISITION


        DENVER, July 8, 1998 - Great-West Life & Annuity Insurance Company today announced that the company has completed its acquisition of Anthem Health & Life Insurance Company (AH&L) of Piscataway, NJ. The purchase price of $87.8 million was based on AH&L's adjusted book value, and is subject to further minor adjustments.

        The transaction had been approved by the boards of directors of the two companies in April, and approval by the appropriate regulatory agencies has now been obtained.

        Jim Motz, executive vice president of Great-West's employee benefits division, said the acquisition gives Great-West an additional $975 million of equivalent premium income. It also adds 450,000 new medical members to Great-West's current 1.7 million membership.

        Great-West will operate AH&L as a wholly-owned subsidiary with a separate sales organization. Jim White will continue as president and will oversee AH&L's sales and operations.

        "Our customers will not experience any changes in service because we will continue operating our local sales, claims payment and customer service offices," said Jim White. "Our goal is to create a smooth integration as we begin transitioning customers to a common billing and claims payment system on the group's renewal date beginning Oct.1. We will also begin offering customers a new choice in managed care products through One Health Plan --Great-West's national managed care organization."



        "This acquisition is an excellent opportunity for us," Motz added. "This will strengthen our national managed care programs as we offer new and existing AH&L customers these services. In addition, the majority of AH&L customers are within our target market of small- to medium-sized businesses with self-funding arrangements."

        Great-West Life & Annuity Insurance Company has about 5,300 employees and provides a full range of group life, health and financial products to more than 2.7 million Americans. The Denver-based company also is a leader in administering tax-qualified annuities for public/non-profit pension customers.

        Great-West Life & Annuity Insurance Company is an indirect subsidiary of Great-West Lifeco Inc., a member of the Power Financial Corporation group of companies. In Canada, Lifeco's subsidiaries, The Great-West Life Assurance Company and the London Life Insurance Company, serve the financial security needs of more than 8 million Canadians. In the United States, Great-West Life & Annuity Insurance Company is a leader in providing employee benefits for small- to mid-sized corporations, and in meeting the retirement income needs of employees in the public/non-profit sector.

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